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                                 EXHIBIT 12


































                                    EXH 12
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                    AFLAC INCORPORATED AND SUBSIDIARIES
                     Ratio of Earnings to Fixed Charges



(In thousands)                      Three Months Ended    Six Months Ended
                                         June 30,             June 30,
                                      2001      2000       2001      2000
                                    --------  --------   --------  --------

Fixed charges:
  Interest expense                  $  4,616  $  4,772   $  9,722  $  9,638
  Rental expense deemed interest         103       142        221       275
                                     -------   -------    -------   -------
    Total fixed charges             $  4,719  $  4,914   $  9,943  $  9,913
                                     =======   =======    =======   =======

Earnings before income tax          $248,877  $259,410   $523,078  $502,675
Add back:
  Fixed charges                        4,719     4,914      9,943     9,913
                                     -------   -------    -------   -------
    Total earnings before income
     tax and fixed charges           253,596   264,324    533,021   512,588

Adjustments:
  Realized (gains)/losses              3,570    91,352      4,955    93,808
  Release of retirement liability          -  (101,225)         -  (101,225)
  Change in fair value of the
   interest component of
   cross-currency swaps               21,302         -     18,519         -
                                     -------   -------    -------   -------
    Total earnings before income
     tax and fixed charges, as
     adjusted                       $278,468  $254,451   $556,495  $505,171
                                     =======   =======    =======   =======


    Earnings before income taxes
     and fixed charges                 53.7x     53.8x      53.6x     51.7x

    Earnings before income taxes
     and fixed charges, as adjusted    59.0x     51.8x      56.0x     51.0x














                                   EXH 12-1